Exhibit 99.1

www.CellTherapeutics.com

Pixantrone Phase III End of Study Results to be Presented at the

52nd Annual Meeting of the American Society of Hematology

Company to Host Investor and Analyst Meeting on Saturday, December 4, 2010

SEATTLE, December 1, 2010 — Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) announced today that Ruth Pettengell, M.D. of St. George’s Hospital, University of London, the lead investigator for the PIX 301 EXTEND trial will present end of study results for the pixantrone phase III trial in relapsed/refractory aggressive non-Hodgkin’s lymphoma (“NHL”) at the 52nd Annual Meeting of the American Society of Hematology on Sunday, December 5, 2010 in Orlando, Florida.

The presentation is scheduled for Sunday, December 5, 2010 during the “Lymphoma: Chemotherapy, excluding Pre-Clinical Models” session that will be held from 6:00 p.m.-8:00 p.m. Eastern time. The presentation, abstract #2833, is titled, “Phase 3 Trial of Pixantrone Dimaleate Compared with Other Agents as Third-Line, Single-Agent Treatment of Relapsed Aggressive Non-Hodgkin’s Lymphoma (EXTEND): End of Study Results.” The abstract is available at www.hematology.org.

Investor and Analyst Meeting

Separately, CTI will host an investor and analyst meeting to present new pixantrone data and discuss CTI’s planned PIX306 clinical trial of pixantrone on Saturday, December 4, 2010 in Orlando, Florida.

Speakers at the event will include Ruth Pettengell, M.D., Mitchell Smith, M.D., Ph.D., Director of the Lymphoma Service, Fox Chase Cancer Center in Philadelphia, Pennsylvania, and James A. Bianco, M.D., Chief Executive Officer of CTI. The presentations will begin at 12:45 p.m. Eastern time / 9:45 a.m. Pacific time / 6:45 p.m. Central European time and conclude at approximately 2:00 p.m. Eastern time / 11:00 a.m. Pacific time /8:00 p.m. Central European time. The presentations will be webcast live with slides. Webcast and conference call details are as follows:

Saturday, December 4, 2010

Webcast accessible at www.celltherapeutics.com.

Conference Call Numbers

12:45 p.m. Eastern/ 9:45 a.m. Pacific/6:45 p.m. Central European Time:

1-877-941-2333 (US Participants)

1-480-629-9723 (International)

Call-back numbers for post-listening available at 5:30 p.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4390987

About Pixantrone

Pixantrone is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, pixantrone inhibits Topo-isomerase II, but unlike anthracyclines—rather than intercalation with DNA—pixantrone alkylates DNA—forming stable DNA adducts, with particular specificity for CpG rich, hyper-methylated sites. CTI believes that these structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models. In addition, CTI believes the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in pixantrone to prevent the binding of iron and perpetuation of superoxide production—both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline like potency in the treatment of relapsed/refractory aggressive lymphoma without unacceptable rates of cardiotoxicity.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com http://www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”) and/or the European Medicines Agency (the “EMA”), that the FDA may not accept CTI’s proposed design for the protocol of CTI’s PIX306 clinical trial and/or may request additional clinical trials, that if CTI conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the FDA may not approve CTI’s special protocol assessment for pixantrone, and CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room http://www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com mailto:invest@ctiseattle.com

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com